Exhibit 99.1

       Contact:   Dean J. Brydon, CEO
          Jonathan A. Fischer, President & COO
            Marci A. Basich, CFO
             (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp 2026 Fiscal Year’s Net Income Increases 7% to $31.2 Million

●
Fiscal Year EPS Increases 8% to $3.96
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Quarterly EPS Increases 6% to $1.04 from $0.98 for Preceding Quarter
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Quarterly Return on Average Assets Increases to 1.56%
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Quarterly Return on Average Equity Increases to 11.72%
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Quarterly Net Interest Margin Increases to 3.96%
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Quarterly Cash Dividend Increases 3%

HOQUIAM, WA – October 29, 2026 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $31.17 million for the fiscal year ended September 30, 2026, an increase of 7% from $29.16 million for the fiscal year ended September 30, 2025. Earnings per diluted common share (“EPS”) increased 8% to $3.96 for the 2026 fiscal year from $3.67 for the 2025 fiscal year.

Timberland also reported net income of $8.11 million, or $1.04 per diluted common share for the quarter ended September 30, 2026.  This compares to net income of $7.72 million, or $0.98 per diluted common share for the preceding quarter, and $8.45 million, or $1.07 per diluted common share, for the comparable quarter one year ago.  (Note: net income for the comparable quarter one year ago was increased by a $1.04 million bank owned life insurance benefit claim.)

“We closed out the fiscal year on a high note, delivering record annual earnings per share and a strong fourth quarter,” stated Dean Brydon, Chief Executive Officer.  “Net income and earnings per share increased 5% and 6%, respectively, from the prior quarter, while net interest margin widened compared with both the prior quarter and year-ago quarter.  While earnings were lower than the year-ago quarter, that period included a $1.04 million BOLI insurance claim, and excluding that benefit, results compared favorably.  For the full fiscal year, we also improved our net interest margin and return on average assets while generating solid growth in net loans.  We are proud of what our team accomplished this year in serving our customers, communities, and shareholders, and we look forward to building on that progress in the new year.”

“As a result of Timberland’s strong earnings and capital position, our Board of Directors announced a 3% increase to the quarterly cash dividend to shareholders of $0.31 per share, payable on November 27, 2026, to shareholders of record on November 12, 2026,” stated Jonathan Fischer, President and Chief Operating Officer.  “Marking our 56th consecutive quarterly cash dividend, this payment reflects the Board’s continued confidence in Timberland’s long-term prospects.”

“Overall, fourth quarter earnings were strong and largely free of non-recurring items,” said Marci Basich, Chief Financial Officer.  “Revenue generation was strong and net interest margin expanded 11 basis points from the prior quarter and 14 basis points from the year-ago quarter, reflecting our disciplined approach to pricing on both sides of the balance sheet.  We also continued to build shareholder value during the quarter, growing tangible book value per share (non-GAAP) to $33.54, while repurchasing 40,395 shares of our common stock.  These actions, combined with the dividend increase, reflect both the strength of our earnings and our confidence in the long-term value of the franchise.”

“Net loans grew 2% from the prior quarter, a testament to the strength of our lending teams and the continued demand we are seeing in our markets,” Brydon continued.  “Credit quality held steady with modest improvements in non-performing asset levels, delinquency levels, and substandard loan levels.  While net charge-offs increased, that was largely the result of charging off specific reserves we had already set up on several loans in prior periods.  Our markets continue to offer solid growth opportunities and we remain confident in the quality of our loan portfolio and our disciplined approach to credit risk management.”

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

Earnings and Balance Sheet Highlights (at or for the periods ended September 30, 2026, compared to September 30, 2025, or June 30, 2026):

   Earnings Highlights:
●
EPS increased 6% to $1.04 for the current quarter from $0.98 for the preceding quarter and decreased 3% from $1.07 for the comparable quarter one year ago;
●
EPS increased 8% to $3.96 for fiscal year 2026 from $3.67 for fiscal year 2025;
●
Net income increased 5% to $8.11 million for the current quarter from $7.72 million for the preceding quarter and decreased 4% from $8.45 million for the comparable quarter one year ago;
●
Net income increased 7% to $31.17 million for the 2026 fiscal year from $29.16 million for the 2025 fiscal year;
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Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.72% and 1.56%, respectively;
●
Net interest margin (“NIM”) for the current quarter increased to 3.96% from 3.85% for the preceding quarter and 3.82% for the comparable quarter one year ago; and
●
The efficiency ratio for the current quarter was 53.94% compared to 53.40% for the preceding quarter and 53.18% for the comparable quarter one year ago.

  Balance Sheet Highlights:
●
Total assets increased slightly, less than 1%, from the prior quarter and increased 3% year-over-year;
●
Net loans receivable increased 2% from the prior quarter and increased 4% year-over-year;
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Total deposits increased slightly, less than 1%, from the prior quarter and increased 3% year-over-year;
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Total shareholders’ equity increased 1% from the prior quarter and increased 5% year-over-year; 40,395 shares of common stock were repurchased during the current quarter for $1.85 million;
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Non-performing assets to total assets ratio was 0.42% at September 30, 2026, compared to 0.43% at June 30, 2026, and 0.23% at September 30, 2025;
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Book and tangible book (non-GAAP) values per common share increased to $35.51 and $33.54, respectively, at September 30, 2026; and
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Liquidity (both on-balance sheet and off-balance sheet) remained strong at September 30, 2026, with only $5 million in borrowings and additional secured borrowing line capacity of $810 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 5% to $22.79 million from $21.79 million for the preceding quarter and increased 1% from $22.49 million for the comparable quarter one year ago. The increase in operating revenue compared to the preceding quarter was primarily due to an increase in interest income on loans receivable, and to a lesser extent, an increase in non-interest income.  These increases in operating revenue were partially offset by a decrease in interest income on interest-bearing deposits in banks, and to a lesser extent, an increase in interest expense. Operating revenue increased 6%, to $87.34 million for the 2026 fiscal year from $82.55 million for the 2025 fiscal year, primarily due to increases in interest income on loans receivable and interest income on interest-bearing deposits in banks, and a decrease in interest expense.  These increases in operating revenue for the fiscal year were partially offset by decreases in interest income on investment securities and net BOLI earnings.

Net interest income increased $857,000 or 5%, to $19.66 million for the current quarter from $18.81 million for the preceding quarter and increased $1.27 million, or 7%, from $18.40 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to an $11.46 million increase in the average interest-earning assets, a nine-basis point increase in the weighted average yield on interest-bearing assets and, to a lesser extent, a one-basis point decrease in the weighted average cost of interest-bearing liabilities. Net interest income for the 2026 fiscal year increased $5.46 million, or 8%, to $75.66 million from $70.20 million for the 2025 fiscal year, primarily due to an $89.24 million increase in average interest-earning assets and a 17-basis point decrease in the weighted average cost of interest-bearing liabilities.

Timberland’s NIM for the current quarter increased to 3.96% from 3.85% for the preceding quarter and from 3.82% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately two basis points due to the collection of $94,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $8,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately two basis points due to the

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

collection of $82,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $8,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately two basis points due to the collection of $102,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $11,000 of the fair value discount on acquired loans. Timberland’s NIM expanded to 3.87% for fiscal year 2026 from 3.76% for fiscal year 2025.

A $475,000 provision for credit losses on loans was recorded for the quarter ended September 30, 2026. The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio. This compares to a $600,000 provision for credit losses on loans for the preceding quarter and a $213,000 provision for credit losses on loans for the comparable quarter one year ago.

Non-interest income increased $134,000, or 4%, to $3.12 million for the current quarter from $2.99 million for the preceding quarter and decreased $971,000, or 24%, from $4.09 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $99,000 increase in BOLI net earnings and smaller increases in several other categories. Non-interest income for the 2026 fiscal year decreased by 5%, to $11.68 million from $12.35 million for the 2025 fiscal year.  The decrease in non-interest income compared to the prior year periods was primarily the result of a $1.04 million BOLI death benefit claim recorded in the comparable quarter one year ago.

Total operating (non-interest) expenses for the current quarter increased $652,000, or 6%, to $12.29 million from $11.64 million for the preceding quarter and increased $331,000, or 3%, from $11.96 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in salary and employee benefits expense and ATM and debit card processing expense and smaller decreases and increases in several other expense categories. The efficiency ratio for the current quarter was 53.94% compared to 53.40% for the preceding quarter and 53.18% for the comparable quarter one year ago. For the 2026 fiscal year, operating expenses increased $1.63 million, or 4%, to $47.02 million from $45.39 million for the 2025 fiscal year. The efficiency ratio for the 2026 fiscal year improved to 53.83% from 54.98% for the 2025 fiscal year.

The provision for income taxes for the current quarter increased $32,000, or 2%, to $1.96 million from $1.93 million for the preceding quarter, primarily due to higher taxable income. Timberland’s effective income tax rate was 19.5% for the quarter ended September 30, 2026, compared to 20.0% for the quarter ended June 30, 2026, and 18.1% for the quarter ended September 30, 2025.  Timberland’s effective income tax rate was 19.9% for fiscal year 2026 compared to 19.5% for fiscal year 2025.

Balance Sheet Management

Total assets increased $2.97 million, or less than 1%, during the quarter to $2.06 billion at September 30, 2026, from $2.06 billion at June 30, 2026, and increased $51.01 million, or 3%, from $2.01 billion one year ago.  The increase during the quarter was primarily due to an increase in net loans receivable, which was partially offset by decreases in total cash and cash equivalents and investment securities.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet. Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 18.5% of total liabilities at September 30, 2026, compared to 19.3% at June 30, 2026, and 18.8% one year ago.  Timberland also had secured borrowing line capacity of $810 million available through the FHLB and the Federal Reserve at September 30, 2026.  With a strong and diversified deposit base, only 20% of Timberland’s deposits were uninsured or uncollateralized at September 30, 2026.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $30.60 million, or 2%, during the quarter to $1.53 billion at September 30, 2026, from $1.50 billion at June 30, 2026, and increased $62.66 million, or 4%, from $1.46 billion at September 30, 2025.  The increase during the quarter was primarily due to an $18.19 million increase in multi-family loans, a $6.33 million increase in one- to four-family loans, a $3.12 million increase in land loans, a $2.04 million increase in commercial business loans, a $1.03 million increase in construction and land development loans, and smaller increases in several other loan categories. These increases

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

were partially offset by a $1.85 million increase in the undisbursed portion of construction loans in process and smaller changes in several other loan categories.

Loan Portfolio
($ in thousands)

	September 30, 2026		June 30, 2026		September 30, 2025
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$306,251	18%	$299,921	18%	$317,691	20%
Multi-family	232,772	14	214,583	13	207,767	13
Commercial	647,197	39	646,376	40	610,692	39
Construction - custom and
owner/builder	111,294	7	113,303	7	130,341	9
Construction - speculative one-to four-family	26,871	2	28,445	2	10,745	1
Construction - commercial	19,932	1	12,991	1	21,818	1
Construction - multi-family	81,810	5	91,271	6	45,660	3
Construction - land
development	7,660	--	530	--	15,324	1
Land	40,531	3	37,416	2	35,952	2
Total mortgage loans	1,474,318	89	1,444,836	89	1,395,990	89

Consumer loans:
Home equity and second
mortgage	55,447	4	54,971	4	50,479	3
Other	1,758	--	1,915	--	2,034	--
Total consumer loans	57,205	4	56,886	4	52,513	3

Commercial loans:
Commercial business
loans	120,896	7	118,852	7	126,937	8
SBA PPP loans	--	--	--	--	58	--
Total commercial loans	120,896	7	118,852	7	126,995	8
Total loans	1,652,419	100%	1,620,574	100%	1,575,498	100%
Less:
Undisbursed portion of
construction loans in
process	(102,122)		(100,275)		(88,289)
Deferred loan origination
fees	(5,390)		(5,399)		(5,528)
Allowance for credit losses	(18,657)		(19,249)		(18,091)
Total loans receivable, net	$1,526,250		$1,495,651		$1,463,590
_______________________
(a)
Does not include one- to four-family loans held for sale totaling $2,210, $2,774, and $1,127 at September 30, 2026, June 30, 2026, and September 30, 2025, respectively.

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of September 30, 2026:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouses	$145,595	23%	9%	$1,427	$--
Medical/dental offices	82,329	13	5	1,211	220
Office buildings	74,132	11	4	862	--
Other retail buildings	55,582	9	3	625	--
Hotel/motel	40,568	6	2	2,704	3,842
Mini-storage	38,908	6	2	1,441	--
Restaurants	28,756	4	2	575	--
Gas stations/conv. stores	27,543	4	2	984	--
Nursing homes	13,668	2	1	1,953	--
Churches	13,501	2	1	964	--
Mobile home parks	10,257	2	1	466	--
Shopping centers	10,143	2	1	1,690	--
Additional CRE	106,215	16	6	787	--
Total CRE	$647,197	100%	39%	$997	$4,062

Timberland originated $101.88 million in loans during the quarter ended September 30, 2026, compared to $133.67 million for the preceding quarter and $100.09 million for the comparable quarter one year ago. Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $9.52 million were sold compared to $7.83 million for the preceding quarter and $9.01 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $8.62 million, or 4%, to $208.28 million at September 30, 2026, from $216.89 million at June 30, 2026, and decreased $14.90 million, or 7% from $223.18 million at September 30, 2025. The decreases were primarily due to the maturities of U.S. Treasury Securities and scheduled amortization, which were partially offset by the purchase of additional CDs and U.S. government agency mortgage-backed investment securities.

Bank Owned Life Insurance (“BOLI”)

BOLI increased $345,000, or 1%, to $37.73 million at September 30, 2026, from $37.39 million at June 30, 2026, and increased $15.90 million, or 73% from $21.83 million at September 30, 2025.  The increase during the year was primarily due to $15.00 million in additional BOLI policies purchased during the June 30, 2026 quarter.

Deposits

Total deposits increased $5.58 million, or less than 1%, during the quarter to $1.77 billion at September 30, 2026, from $1.76 billion at June 30, 2026, and increased $52.49 million, or 3%, from $1.72 billion at September 30, 2025.  The quarter’s increase consisted of an $11.59 million increase in non-interest-bearing deposit account balances, a $2.85 million increase in money market deposit account balances, and a $2.00 million increase in savings account balances. These increases were partially offset by a $7.88 million decrease in NOW checking account balances and a $2.99 million decrease in certificates of deposit account balances.

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

Deposit Breakdown
($ in thousands)

	September30, 2026		June 30, 2026		September 30, 2025
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$422,561	24%	$410,967	23%	$430,685	25%
NOW checking	366,592	21	374,476	21	345,599	20
Savings	200,509	11	198,505	11	201,678	12
Money market	334,229	19	331,375	19	296,152	17
Certificates of deposit under $250	256,675	15	263,668	15	256,597	15
Certificates of deposit $250 and over	148,202	8	144,209	8	142,813	8
Certificates of deposit – brokered	40,359	2	40,349	3	43,111	3
Total deposits	$1,769,127	100%	$1,763,549	100%	$1,716,635	100%

Borrowings

Total borrowings decreased $5.00 million, or 50%, to $5.00 million at September 30, 2026, from $10.00 million at June 30, 2026 and decreased $15.00 million, or 75% at September 30, 2025.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $3.10 million, or 1%, to $276.31 million at September 30, 2026, from $273.21 million at June 30, 2026, and increased $13.70 million, or 5%, from $262.61 million at September 30, 2025.  The increase in shareholders’ equity during the quarter was primarily due to net income of $8.11 million and proceeds from stock option exercises of $325,000.  These increases to shareholders’ equity were partially offset by the payment of $2.33 million in dividends to shareholders and the repurchase of 40,395 shares of common stock for $1.85 million (an average price of $45.83 per share), and a $1.43 million increase in the accumulated other comprehensive loss. At September 30, 2026, Timberland had 117,582 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan.

Timberland remains well capitalized with a total risk-based capital ratio of 20.86%, a Tier 1 leverage capital ratio of 12.91%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.74%, and a shareholders’ equity to total assets ratio of 13.39% at September 30, 2026.  Timberland’s held to maturity investment securities were $105.35 million at September 30, 2026, with a net unrealized loss of $5.49 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 13.21%, compared to 13.39%, as reported.

Asset Quality
Timberland’s non-performing assets to total assets ratio was 0.42% at September 30, 2026, compared to 0.43% at June 30, 2026, and 0.23% at September 30, 2025.  Net charge-offs were $1.07 million for the current quarter compared to net recoveries of $1,000 for the preceding quarter and net charge-offs of less than $1,000 for the comparable quarter one year ago.  The increase in charge-offs was primarily the result of charging off specific reserves that had been set up in prior quarters on several loans, including $436,000 on a participation loan.  During the current quarter, a $475,000 provision for credit losses on loans was made, which was partially offset by a $45,000 recapture of credit losses on unfunded commitments and a $1,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.21% at September 30, 2026, compared to 1.27% at June 30, 2026, and 1.22% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $3,000, less than 1%, to $8.70 million at September 30, 2026, from $8.71 million at June 30, 2026, and increased $3.05 million, or 54%, from $5.66 million at September 30, 2025.  Non-accrual loans decreased $163,000 or 2%, to $8.39 million at September 30, 2026 from $8.56 million at June 30, 2026, and increased $3.99 million, or 90%, from $4.41 million at September 30, 2025.  Loans graded

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

“Substandard” decreased $271,000, or 3%, to $8.39 million at September 30, 2026 from $8.66 million at June 30, 2026 and decreased $24.41 million, or 74%, from $32.80 million at September 30, 2025.

Non-Accrual Loans
($ in thousands)

	September 30, 2026		June 30, 2026		September 30, 2025
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$2,878	4	$1,930	2	$1,781	1
Multi-family	18	1	--	--	--	--
Commercial	4,062	3	4,534	3	159	1
Construction – custom and
owner/builder	--	--	--	--	553	1
Total mortgage loans	6,958	8	6,464	5	2,493	3

Consumer loans:
Home equity and second
mortgage	618	5	452	4	602	4
Other	--	--	20	1	22	1
Total consumer loans	618	5	472	5	624	5

Commercial business loans	817	7	1,620	8	1,290	9
Total loans	$8,393	20	$8,556	18	$4,407	17

Timberland had two properties classified as other real estate owned (“OREO”) at September 30, 2026:

	September 30, 2026		June 30, 2026		September 30, 2025
	Amount	Quantity	Amount	Quantity	Amount	Quantity
OREO:
Commercial	$221	1	$221	1	$221	1
Land	--	1	--	1	--	1
Total OREO	$221	2	$221	2	$221	2

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2027 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2026	2026	2025
Interest and dividend income
Loans receivable and loans held for sale	$23,562	$22,457	$22,186
Investment securities	1,818	1,800	1,992
Dividends from mutual funds, FHLB stock and other investments	66	71	83
Interest bearing deposits in banks	2,137	2,343	2,350
Total interest and dividend income	27,583	26,671	26,611

Interest expense
Deposits	7,852	7,728	8,013
Borrowings	68	137	203
Total interest expense	7,920	7,865	8,216
Net interest income	19,663	18,806	18,395
Provision for credit losses – loans	475	600	213
Recapture of credit losses – investment securities	(1)	(1)	(10)
(Recapture of) prov. for credit losses – unfunded commitments	(45)	(91)	18
Net int. income after provision for (recapture of) credit losses	19,234	18,298	18,174

Non-interest income
Service charges on deposits	973	956	991
ATM and debit card interchange transaction fees	1,199	1,193	1,269
Gain on sales of loans, net	193	150	208
Bank owned life insurance (“BOLI”) net earnings	345	246	1,200
Other	412	443	425
Total non-interest income, net	3,122	2,988	4,093

Non-interest expense
Salaries and employee benefits	6,576	6,383	6,029
Premises and equipment	1,125	1,082	1,114
Advertising	217	202	208
OREO and other repossessed assets, net	3	3	3
ATM and debit card processing	634	532	578
Postage and courier	149	145	143
State and local taxes	457	453	432
Professional fees	418	361	558
FDIC insurance	220	222	211
Loan administration and foreclosure	181	155	151
Technology and communications	1,095	1,109	1,116
Deposit operations	397	348	350
Amortization of core deposit intangible (“CDI”)	34	34	45
Other, net	784	609	1,021
Total non-interest expense, net	12,290	11,638	11,959

Income before income taxes	10,066	9,648	10,308
Provision for income taxes	1,960	1,928	1,861
Net income	$ 8,106	$ 7,720	$8,447

Net income per common share:
Basic	$1.04	$0.99	$1.07
Diluted	1.04	0.98	1.07

Weighted average common shares outstanding:
Basic	7,765,413	7,805,218	7,880,299
Diluted	7,819,576	7,855,407	7,920,617

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	Sept. 30,
	2026	2025
Interest and dividend income
Loans receivable and loans held for sale	$90,486	$85,525
Investment securities	7,230	8,197
Dividends from mutual funds, FHLB stock and other investments	295	335
Interest bearing deposits in banks	9,392	8,220
Total interest and dividend income	107,403	102,277

Interest expense
Deposits	31,135	31,272
Borrowings	606	805
Total interest expense	31,741	32,077
Net interest income	75,662	70,200
Provision for credit losses – loans	1,615	853
Recapture of credit losses – investment securities	(7)	(24)
(Recapture of) prov. for credit losses - unfunded commitments	(182)	105
Net int. income after provision for (recapture of) credit losses	74,236	69,266

Non-interest income
Service charges on deposits	3,853	3,915
ATM and debit card interchange transaction fees	4,717	4,975
Gain on sales of investment securities, net	--	24
Gain on sales of loans, net	657	511
BOLI net earnings	904	1,702
Other	1,551	1,225
Total non-interest income, net	11,682	12,352

Non-interest expense
Salaries and employee benefits	25,881	23,922
Premises and equipment	4,398	4,112
Advertising	793	761
OREO and other repossessed assets, net	14	20
ATM and debit card processing	2,218	2,279
Postage and courier	592	544
State and local taxes	1,795	1,682
Professional fees	1,421	1,676
FDIC insurance	892	851
Loan administration and foreclosure	557	534
Technology and communications	4,435	4,369
Deposit operations	1,455	1,347
Amortization of CDI	135	180
Other, net	2,431	3,110
Total non-interest expense, net	47,017	45,387

Income before income taxes	38,901	36,231
Provision for income taxes	7,727	7,070
Net income	$ 31,174	$29,161

Net income per common share:
Basic	$3.98	$3.68
Diluted	3.96	3.67

Weighted average common shares outstanding:
Basic	7,832,774	7,917,193
Diluted	7,879,899	7,952,626

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2026	2026	2025
Assets
Cash and due from financial institutions	$ 25,135	$ 32,800	$ 23,649
Interest-bearing deposits in banks	202,926	213,282	219,779
Total cash and cash equivalents	228,061	246,082	243,428

Certificates of deposit (“CDs”) held for investment, at cost	12,188	7,964	7,217
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	105,347	117,587	136,861
Available for sale, at fair value	90,743	90,484	78,240
Investments in equity securities, at fair value	--	858	864
FHLB stock	1,428	1,653	2,045
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	2,210	2,774	1,127

Loans receivable	1,544,907	1,514,900	1,481,681
Less: ACL – loans	(18,657)	(19,249)	(18,091)
Net loans receivable	1,526,250	1,495,651	1,463,590

Premises and equipment, net	22,362	22,149	21,684
OREO and other repossessed assets, net	221	221	221
BOLI	37,734	37,389	21,830
Accrued interest receivable	7,796	7,321	7,393
Goodwill	15,131	15,131	15,131
CDI	135	169	271
Loan servicing rights, net	625	608	815
Operating lease right-of-use assets	4,033	4,122	2,949
Other assets	6,527	7,663	6,113
Total assets	$2,063,791	$2,060,826	$2,012,779

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 422,561	$ 410,967	$ 430,685
Deposits: Interest-bearing	1,346,566	1,352,582	1,285,950
Total deposits	1,769,127	1,763,549	1,716,635

Operating lease liabilities	4,246	4,323	3,077
FHLB borrowings	5,000	10,000	20,000
Other liabilities and accrued expenses	9,109	9,748	10,453
Total liabilities	1,787,482	1,787,620	1,750,165

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,782,243 shares issued and outstanding – September 30, 2026 7,769,668 shares issued and outstanding – June 30, 2026 7,889,571 shares issued and outstanding – September 30, 2025	20,219	21,465	26,305
Retained earnings	258,682	252,908	236,607
Accumulated other comprehensive loss	(2,592)	(1,167)	(298)
Total shareholders’ equity	276,309	273,206	262,614
Total liabilities and shareholders’ equity	$2,063,791	$2,060,826	$2,012,779

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

	Three Months Ended
PERFORMANCE RATIOS:	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025
Return on average assets (a)	1.56%	1.51%	1.68%
Return on average equity (a)	11.72%	11.42%	12.97%
Net interest margin (a)	3.96%	3.85%	3.82%
Efficiency ratio	53.94%	53.4%	53.18%

	Year Ended
	Sept. 30, 2026		Sept. 30, 2025
Return on average assets	1.53%		1.5%
Return on average equity	11.55%		11.56%
Net interest margin	3.87%		3.76%
Efficiency ratio	53.83%		54.98%

	At or for the Period Indicated
	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025
ASSET QUALITY RATIOS AND DATA: ($ in thousands)
Non-accrual loans	$8,393	$8,556	$4,407
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	28	29	35
OREO and other repossessed assets	221	221	221
Total non-performing assets (b)	$8,642	$8,806	$4,663

Non-performing assets to total assets (b)	0.42%	0.43%	0.23%
Net charge-offs (recoveries) during quarter	$1,067	$(1)	$--
Allowance for credit losses - loans to non-accrual loans	222%	225%	411%
Allowance for credit losses - loans to loans receivable (c)	1.21%	1.27%	1.22%

CAPITAL RATIOS:
Tier 1 leverage capital	12.91%	12.82%	12.59%
Tier 1 risk-based capital	19.61%	19.61%	19.42%
Common equity Tier 1 risk-based capital	19.61%	19.61%	19.42%
Total risk-based capital	20.86%	20.86%	20.67%
Tangible common equity to tangible assets (non-GAAP)	12.74%	12.61%	12.38%

BOOK VALUES:
Book value per common share	$35.51	$35.16	$33.29
Tangible book value per common share (d)	33.54	33.19	31.33
________________________________________________
(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)
	For the Three Months Ended
	Sept. 30, 2026		June 30, 2026		Sept. 30, 2025
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,531,973	6.10%	$1,489,910	6.04%	$1,470,460	5.99%
Investment securities and FHLB stock (1)	210,144	3.56	213,161	3.52	228,710	3.60
Interest-earning deposits in banks and CDs	226,443	3.74	254,034	3.70	210,864	4.42
Total interest-earning assets	1,968,560	5.56	1,957,105	5.47	1,910,034	5.53
Other assets	97,418		86,893		79,211
Total assets	$2,065,978		$2,043,998		$1,989,245

Liabilities and Shareholders’ Equity
NOW checking accounts	$368,508	1.48%	$360,166	1.46%	$339,838	1.46%
Money market accounts	333,920	2.76	337,150	2.76	298,102	3.04
Savings accounts	200,064	0.28	197,959	0.27	204,671	0.35
Certificates of deposit accounts	404,859	3.51	405,958	3.51	390,478	3.77
Brokered CDs	41,164	4.09	39,389	4.16	43,118	5.47
Total interest-bearing deposits	1,348,515	2.31	1,340,622	2.31	1,276,207	2.49
Borrowings	6,793	3.97	13,629	4.02	20,000	4.03
Total interest-bearing liabilities	1,355,308	2.32	1,354,251	2.33	1,296,207	2.51

Non-interest-bearing demand deposits	421,432		406,444		423,177
Other liabilities	14,736		12,113		11,542
Shareholders’ equity	274,502		271,190		258,319
Total liabilities and shareholders’ equity	$2,065,978		$2,043,998		$1,989,245

Interest rate spread		3.24%		3.14%		3.02%
Net interest margin (2)		3.96%		3.85%		3.82%
Average interest-earning assets to
average interest-bearing liabilities	145.25%		144.52%		147.36%

          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

AVERAGE BALANCES, YIELDS, AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	For the Year Ended
	Sept. 30, 2026		Sept. 30, 2025
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,493,753	6.06%	$1,448,803	5.90%
Investment securities and FHLB stock (1)	213,750	3.52	235,210	3.57
Interest-earning deposits in banks and CDs	247,984	3.79	182,239	4.51
Total interest-earning assets	1,955,487	5.49	1,866,252	5.48
Other assets	85,658		78,000
Total assets	$2,041,145		$1,944,252

Liabilities and Shareholders’ Equity
NOW checking accounts	$365,557	1.52%	$332,392	1.39%
Money market accounts	321,971	2.77	308,319	3.21
Savings accounts	198,368	0.28	205,488	0.31
Certificates of deposit accounts	403,031	3.58	357,444	3.86
Brokered CDs	39,566	4.20	46,896	5.02
Total interest-bearing deposits	1,328,493	2.34	1,250,539	2.50
Borrowings	15,083	4.02	20,002	4.02
Total interest-bearing liabilities	1,343,576	2.36	1,270,541	2.53

Non-interest-bearing demand deposits	414,642		411,007
Other liabilities	12,976		10,506
Shareholders’ equity	269,951		252,198
Total liabilities and shareholders’ equity	$2,041,145		$1,944,252

Interest rate spread		3.13%		2.95%
Net interest margin (2)		3.87%		3.76%
Average interest-earning assets to
average interest-bearing liabilities	145.54%		146.89%

  _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2026 Earnings
October 29, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025

Shareholders’ equity	$276,309	$273,206	$262,614
Less goodwill and CDI	(15,266)	(15,300)	(15,402)
Tangible common equity	$261,043	$257,906	$247,212

Total assets	$2,063,791	$2,060,826	$2,012,779
Less goodwill and CDI	(15,266)	(15,300)	(15,402)
Tangible assets	$2,048,525	$2,045,526	$1,997,377